As filed with the Securities and Exchange Commission on January 17, 1996


                                   Registration No. 333-_________


               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                    _________________________
                            FORM S-3
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933
                    _________________________


                 New Orleans Public Service Inc.
     (Exact name of registrant as specified in its charter)
                    _________________________


      State of Louisiana                  72-0273040
 (State or other jurisdiction          (I.R.S. Employer
     of incorporation or             Identification No.)
        organization)
                        639 Loyola Avenue
                  New Orleans, Louisiana  70113
                         (504) 576-5262
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                    _________________________

       JOHN J. CORDARO              WILLIAM J. REGAN, JR.
          President              Vice President and Treasurer
New Orleans Public Service Inc.  New Orleans Public Service Inc.
      639 Loyola Avenue               639 Loyola Avenue
New Orleans, Louisiana  70113   New Orleans, Louisiana  70113
        (504) 576-5851                  (504) 576-4310

   LAURENCE M. HAMRIC, Esq.       THOMAS J. IGOE, JR., ESQ.
       ANN G. ROY, Esq.               Reid & Priest LLP
    Entergy Services, Inc.           40 West 57th Street
      639 Loyola Avenue           New York, New York  10119
New Orleans, Louisiana  70113           (212) 603-2000
        (504) 576-2095

 (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                    _________________________

     Approximate date of commencement of proposed sale(s) to the public:  From time to time after this registration statement becomes effective when warranted by market conditions and other factors.
                    _________________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 4151 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] _________________

     If delivery of the prospectus is expected to be made
pursuant to Rule 434, check the following box. [ ]
                    _________________________

                 CALCULATION OF REGISTRATION FEE
                                 Proposed    Proposed
  Title of Each                  Maximum      Maximum    Amount of
     Class of       Amount       offering    Aggregate  Registrati
 Securities to be    to be        price      Offering     on Fee
    Registered     Registered    Per Unit*     Price*

General and
Refunding Mortgage $65,000,000     100%     $65,000,000 $22,413.79
Bonds

*  Estimated solely for the purpose of calculating the
registration fee.
                    _________________________

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Pursuant to Rule 429, the prospectus filed as a part of this registration statement is being filed as a combined prospectus with respect to $15,000,000 aggregate principal amount of General and Refunding Mortgage Bonds remaining unsold in Registration Statement No. 33-57926.

                                           SUBJECT TO COMPLETION,
                                           Dated January 17, 1996


PROSPECTUS

                           $80,000,000
                 NEW ORLEANS PUBLIC SERVICE INC.

              General and Refunding Mortgage Bonds
                    _________________________


      New Orleans Public Service Inc. (the "Company") may offer from time to time up to $80,000,000 aggregate principal amount of its General and Refunding Mortgage Bonds (the "New Bonds"), in one or more series at prices and on terms to be determined at the time of sale. This Prospectus will be supplemented by a prospectus supplement (the "Prospectus Supplement") which will set forth the aggregate principal amount, rate and time of payment of interest, maturity, purchase price, initial public offering price, redemption provisions, if any, and other specific terms of the series of New Bonds in respect of which this Prospectus is being delivered. The sale of one series of New Bonds will not be contingent upon the sale of any other series of New Bonds.

                    _________________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
  OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                        CRIMINAL OFFENSE.

                    _________________________

      The Company may sell the New Bonds through underwriters, dealers or agents, or directly to one or more purchasers. The Prospectus Supplement will set forth the names of underwriters, dealers or agents, if any, any applicable commissions or discounts, and the net proceeds to the Company from any such sale. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers, agents and purchasers.

    The date of this Prospectus is                   , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.
THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
                    _________________________

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NEW BONDS OFFERED HEREBY OR ANY OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                    _________________________

                      AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports include information, as of particular dates, concerning the Company's directors and officers,  their  remuneration,  the  principal  holders  of  the
Company's securities and any material interests of such persons in transactions with the Company. Such reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004; and at the following Regional Offices of the Commission: Chicago Regional Office, 500 W. Madison Street, Suite 1400, Chicago,
Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Shareholders of the Company are furnished copies of financial statements as of the end of the most recent fiscal year audited and reported upon (with an opinion expressed) by independent public accountants.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994; and

          2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and
     September 30, 1995.

          3.  A Current Report on Form 8-K, dated April 20, 1995.

      In addition, all documents filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being herein referred to as "Incorporated Documents;" provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to
Section 13, 14 or 15(d) of the Exchange Act prior to the filing of the Company's next Annual Report on Form 10-K with the Commission shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after any such filing of an Annual Report on Form 10-K).

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document or in an accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein. Requests should be directed to Mr. Christopher T. Screen, Assistant Secretary, New Orleans Public Service Inc., P.
O. Box 61000, New Orleans, Louisiana 70161, telephone (504) 576-4212. The information relating to the Company contained in this Prospectus and any accompanying Prospectus Supplement does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

      No person has been authorized to give any information or to make any representation not contained in this Prospectus or, with respect to any series of New Bonds, the Prospectus Supplement relating thereto, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

      Neither the delivery of this Prospectus and a Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this Prospectus or that Prospectus Supplement.
                    _________________________


                           THE COMPANY

      The Company was incorporated under the laws of the State of Louisiana on January 1, 1926. The Company's principal executive offices are located at 639 Loyola Avenue, New Orleans, Louisiana
70113; telephone (504) 576-5262.

      The Company is an electric and gas public utility company having substantially located all of its operations in Orleans Parish, in the State of Louisiana. Entergy Corporation ("Entergy"), which is a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (the "Holding Company Act"), owns all of the outstanding common stock of the Company. The Company, Arkansas Power & Light
Company ("AP&L"), Gulf States Utilities Company ("GSU"), Louisiana Power & Light Company ("LP&L") and Mississippi Power & Light Company ("MP&L") are the principal operating utility subsidiaries of Entergy. Entergy also owns, among other things, all of the common stock of System Energy Resources, Inc. ("System Energy"), a generating company which owns the Grand Gulf Nuclear Electric Generating Station ("Grand Gulf") and Entergy Operations, Inc., a nuclear management services company.

      The Company, AP&L, LP&L and MP&L own all of the capital stock of System Fuels, Inc., a special purpose company which implements and/or maintains certain programs for the procurement, delivery and storage of fuel supplies for Entergy subsidiaries, including the Company.

      The foregoing information relating to the Company does not purport to be comprehensive and should be read together with the financial statements and other information contained in the Incorporated Documents. Reference is made to the Incorporated Documents with respect to the Company's most significant contingencies, its general capital requirements, and its general financing plans and capabilities, including its short-term borrowing capacity, earnings coverage requirements under its Restatement of Articles of Incorporation, as amended, which limit the amount of additional preferred stock which the Company may issue, and earnings coverage and other requirements under the Company's general and refunding mortgage, which limit the amount of additional mortgage bonds which the Company may issue.

                         USE OF PROCEEDS

      The net proceeds to be received from the issuance and sale of the New Bonds will be used in order to repay and/or redeem outstanding securities at their stated maturity or due dates and/or to effect redemption or acquisition of certain outstanding securities prior to their maturity or due dates and for other general corporate purposes. The Company's securities that may be redeemed or acquired include one or more series of the Company's outstanding (i) first mortgage bonds, (ii) general and refunding mortgage bonds, and/or (iii) preferred stock. The specific securities to be redeemed or acquired with the proceeds of a series of New Bonds will be set forth in the Prospectus Supplement relating to that series.


                  DESCRIPTION OF THE NEW BONDS

     General. The New Bonds are to be issued under the Company's Mortgage and Deed of Trust, dated as of May 1, 1987, as supplemented by five supplemental indentures thereto and as to be further supplemented by one or more supplemental indentures, including supplemental indentures relating to the New Bonds (collectively referred to as the "G&R Mortgage"), to Bank of Montreal Trust Company and Mark F. McLaughlin as Trustees (collectively, "Trustees"). All General and Refunding Mortgage Bonds issued or to be issued under the G&R Mortgage are referred to herein as "G&R Bonds."

      The  statements herein concerning the G&R  Bonds,  the  New
Bonds and the G&R Mortgage are not intended to be comprehensive and are subject to the detailed provisions of the G&R Mortgage, which are incorporated herein by reference.

      Terms of Specific Series of the New Bonds. A Prospectus Supplement will include descriptions of the following terms of a series of the New Bonds to be issued: the designation of such Series of the New Bonds; the aggregate principal amount of such series; the date on which such Series will mature; the rate at which such series will bear interest and the date from which such interest accrues; the dates on which interest will be payable; and the price and the other terms and conditions upon which the particular series may be redeemed by the Company prior to maturity.

      Security. The New Bonds, together with all other G&R Bonds now or hereafter issued under the G&R Mortgage, will be secured by the G&R Mortgage, which constitutes, in the opinion of counsel for the Company, a first lien on all rights of the Company to receive payment and compensation for certain rate deferrals and deferred carrying charges accrued thereon (see "Issuance of Additional New Bonds" below) in the event of acquisition of the Company's properties and assets by a governmental authority (a "Municipalization Interest"), subject to certain excepted encumbrances. The G&R Mortgage also constitutes, in the opinion of counsel for the Company, a second mortgage lien on all other property of the Company (except properties released under the terms of the G&R Mortgage and except as stated below), subject to
(i) the first lien of the Company's Mortgage and Deed of Trust dated as of July 1, 1944, to The Chase National Bank of the City of New York (The Bank of New York, successor) and Carl E. Buckley (W. T. Cunningham, successor), as Trustees, as supplemented (the "First Mortgage"), (ii) other excepted encumbrances, (iii) minor defects and encumbrances customarily found in utility properties of like size and character and that do not materially impair the use of the property affected thereby in the conduct of the business of the Company, and (iv) other liens, defects and encumbrances, if any, existing or placed thereon at the time of acquisition thereof by the Company and except as limited by bankruptcy law. Certain properties of the Company are excepted from the lien of the G&R Mortgage and include all cash and securities; all merchandise, equipment, apparatus, materials or supplies held for sale or other disposition in the usual course of business or consumable during use; automobiles, vehicles and aircraft; timber, minerals, mineral rights and royalties; and receivables, contracts, leases and operating agreements.

       The G&R Mortgage contains provisions for subjecting after-acquired property (subject to the First Mortgage and pre-existing liens) to the lien thereof, subject to limitations in the case of consolidation, merger or a sale of substantially all of the Company's assets.

      The G&R Mortgage is junior and subordinate to the lien of the First Mortgage on substantially all of the Company's property. At September 30, 1995, approximately $35.25 million principal amount of bonds were outstanding under the First
Mortgage. Such bonds and all other bonds issued under the First Mortgage are hereinafter referred to as "First Mortgage Bonds." The G&R Mortgage provides that no additional First Mortgage Bonds may be issued.

      The G&R Mortgage provides that the Trustees shall have a lien upon the mortgaged property, prior to the G&R Bonds, for the payment of their reasonable compensation, expenses and disbursements and for indemnity against certain liabilities.

      The G&R Mortgage contains restrictions on liens and on the issuance of indebtedness, including bonds, applicable so long as any Rate Recovery Mortgage Bonds, as defined below, are outstanding (see "Certain Other Covenants and Agreements" below).

      Issuance of Additional G&R Bonds. The maximum principal amount of G&R Bonds that may be issued and outstanding under the G&R Mortgage is $10 billion. G&R Bonds of any series may be issued from time to time on the following bases: (1) the aggregate uncollected balance of certain rate deferrals, described below, and the deferred carrying charges accrued thereon, recorded as assets on the books of the Company (whether or not subject to the lien of the G&R Mortgage), provided that the aggregate principal amount of outstanding New Bonds issued on this basis shall not exceed the lesser of $280,000,000 or 50% of the uncollected balance of such rate deferral and such bonds must mature not later than May 1, 1998 (G&R Bonds issued on this basis being hereinafter called "Rate Recovery Mortgage Bonds"); (2) 70% of property additions after adjustments to offset retirements;
(3) retirement of G&R Bonds (other than Rate Recovery Mortgage Bonds) or First Mortgage Bonds; or (4) the deposit of cash with the Trustee. Deposited cash may be withdrawn upon the bases stated in (2) or (3). Property additions generally include electric, gas, steam or hot water property acquired after December 31, 1986, but may not include, among other things, securities, automobiles, vehicles or aircraft, or property used principally for the production or gathering of natural gas.

      As  noted  above,  under  the G&R Mortgage,  Rate  Recovery
Mortgage Bonds must mature not later than May 1, 1998. In connection with the issuance of G&R Bonds after January 1, 1993, the Company has reserved the right, without the consent of the holders of any series of G&R Bonds created after January 1, 1993, including the New Bonds or any subsequent series of G&R Bonds (either with the consent of the holders of G&R Bonds issued prior to January 1, 1993 or after all such bonds have been retired at the Company's direction), to amend this limitation to provide that all Rate Recovery Mortgage Bonds mature not later than September 30, 2001.

      Under the G&R Mortgage, whenever the principal amount of outstanding Rate Recovery Mortgage Bonds exceeds 66 2/3% of the uncollected balance of rate deferrals and the deferred carrying charges accrued thereon, no additional G&R Bonds may be issued, on any basis, under the G&R Mortgage. In connection with the issuance of G&R Bonds after January 1, 1993, the Company has reserved the right, without the consent of the holders of any series of G&R Bonds created after January 1, 1993, including the New Bonds or any subsequent series of G&R Bonds, (either with the consent of the holders of G&R Bonds issued prior to January 1, 1993 or after all such bonds have been retired at the Company's direction), to eliminate this provision from the G&R Mortgage.

      The Company currently contemplates that the New Bonds will not be issued on the basis of rate deferrals and, accordingly, will not be Rate Recovery Mortgage Bonds.

      With certain exceptions in the case of G&R Bonds issued on the basis of retired G&R Bonds or First Mortgage Bonds as described above, the issuance of G&R Bonds is subject to adjusted net earnings for 12 out of the preceding 15 months, before income taxes, being at least twice the annual interest requirements on all First Mortgage Bonds and all G&R Bonds at the time outstanding, including the additional issue, and all indebtedness,  if  any, of prior rank.  In  connection  with  the issuance  of  G&R  Bonds after January 1, 1993, the  Company  has reserved the right, without the consent of the holders of any series of G&R Bonds created after January 1, 1993, including the New Bonds or any subsequent series of G&R Bonds (either with the consent of the holders of G&R Bonds issued prior to January 1, 1993 or after all such bonds have been retired at the Company's direction), to substitute for the foregoing a requirement that adjusted net earnings for 12 out of the preceding 18 months, before income taxes, be at least twice such annual interest requirement. In general, interest on variable interest rate bonds, if any, is calculated using the average rate in effect during such 12 months period.

      Pursuant to a resolution of the Council of the City of New Orleans, Louisiana ("Council") adopted on February 4, 1988, as effectively superseded by a settlement agreement between the Company and the Council effective October 4, 1991 ("Rate Order"), the Company deferred for future recovery a portion of its costs related to its allocated share of capacity and energy from System Energy's interest in Unit No. 1 of Grand Gulf ("Grand Gulf 1"). The Rate Order provided, among other things, for the recovery by the Company of approximately $379 million of deferred Grand Gulf l-related costs and related carrying charges, in varying annual amounts, over a 10-year period from October 1, 1991 through
September 30, 2001. Reference is made to the Incorporated Documents for further information with respect to these matters.

      Net property additions available for the issuance of New Bonds at September 30, 1995 were approximately $78.72 million. Deferred and uncollected Grand Gulf l-related costs at September 30, 1995 were approximately $179.65 million and at that date $30 million of Rate Recovery Mortgage Bonds were outstanding.

      The G&R Mortgage contains restrictions on the issuance of G&R Bonds against property subject to liens (other than the lien of the First Mortgage).

      Other than the security afforded by the lien of the G&R Mortgage and restrictions on the issuance of additional G&R Bonds described above, the G&R Mortgage contains no provisions that afford the holders of the New Bonds protection in the event of a highly leveraged transaction involving the Company. Such a transaction would require regulatory approval.

      Release and Substitution of Property. Property (other than the Municipalization Interest) may be released, without applying any earnings test, upon the basis of: (1) the release of such property from the lien of the First Mortgage; (2) the deposit with the Trustee of cash or, to a limited extent, purchase money mortgages; (3) property additions under the G&R Mortgage, after adjustments in certain cases to offset retirements and after making adjustments for certain prior lien bonds, if any, outstanding against property additions; and (4) waiver of the right to issue G&R Bonds. Cash may be withdrawn upon the bases stated in (3) and (4) above.

      Property is currently released from the lien of the G&R Mortgage on the basis of its fair value. In connection with the issuance of G&R Bonds after January 1, 1993, the Company has reserved the right, without the consent of the holders of any series of G&R Bonds created after January 1, 1993, including the New Bonds or any subsequent series of G&R Bonds (either with the consent of the holders of G&R Bonds issued prior to January 1, 1993 or after all such bonds have been retired at the Company's direction), to modify the release provisions to provide that property owned by the Company on December 31, 1986 is released on the basis of its depreciated book value and all other property is released on the basis of its cost, as defined in the G&R
Mortgage. Under the new provisions, the Company is able to release unfunded property without meeting the tests in the preceding paragraph if, after such release, the Company will have at least one dollar ($1) in unfunded property that remains subject to the lien of the G&R Mortgage.

      Dividend Covenant. The Company will covenant in substance that, so long as any New Bonds of a particular series remain outstanding, it will not pay any cash dividends on common stock or repurchase common stock after a selected date close to the date of the original issuance of such series of New Bonds (other than certain dividends that may be declared by the Company prior to such selected date), except from credits to retained earnings after such selected date plus an amount not to exceed $150,000,000 and plus such additional amounts as shall be approved by the Commission.

      Grand Gulf 1 Deferrals and Protection of Rate Order. The Company has covenanted that, so long as any Rate Recovery Mortgage Bonds are outstanding it will (1) not sell, assign or grant any lien on its deferred Grand Gulf 1-related costs and the deferred carrying charges accrued thereon, (2) take all reasonable actions to maintain in full force and effect the Rate Order and to defend the Rate Order against challenges, and (3) not take any action to modify the Rate Order in any manner that is materially adverse to the interests of the holders of the Rate Recovery Mortgage Bonds.

      Certain Other Covenants and Agreements. The Company has entered into certain other covenants and agreements as hereinafter set forth. The Company will no longer be bound by these covenants and agreements when Rate Recovery Mortgage Bonds are no longer outstanding. Only one series of Rate Recovery Mortgage Bonds remains outstanding, the 10.95% Series due May 1, 1997, and all are currently redeemable at 101.25%.

     In connection with Rate Recovery Mortgage Bonds issued prior to January 1, 1993, the Company has made certain covenants related to, among other things, limitations on outstanding indebtedness, guaranties, principal payments, loans and advances, dispositions of assets (including accounts receivable), dividends on common stock and purchases of preferred and common stock liens, lines of business and transactions with affiliates. The covenant limiting principal payments provides that the Company will not make payment on account of principal of, or purchase, outstanding G&R Bonds (other than Rate Recovery Mortgage Bonds) or outstanding industrial development or pollution control revenue bonds prior to May 1, 1997 in excess of stated amounts ranging from $15 million in the 12-month period beginning May 1, 1995 to $25 million in the 12-month period beginning May 1, 1996. The covenant limiting indebtedness provides that the Company will not incur or permit to be outstanding any indebtedness for borrowed money except (1) First Mortgage Bonds; (2) G&R Bonds;
(3) indebtedness in respect of industrial development or pollution control revenue bonds (subject to certain conditions, including the Company's meeting the net earnings and property additions issuance tests under the G&R Mortgage as if an equal principal amount of G&R Bonds bearing an equal rate of interest were being issued); (4) capitalized leases of equipment and office facilities, with certain limitations; and (5) unsecured indebtedness maturing in one year or less in an amount not exceeding the greater of 10% of capitalization or 50% of cumulative deferred and uncollected Grand Gulf l-related costs and the deferred carrying charges accrued thereon (less the principal amount of outstanding Rate Recovery Mortgage Bonds). The covenant limiting guaranties provides that the Company will not guarantee any financial obligations except guaranties in the ordinary course of business in connection with the leasing of limited amounts of personal property or financing of fuel purchases; guaranties of obligations of System Fuels, Inc. in connection with its fuel supply business that are approved by the Commission under the Holding Company Act; and financial undertakings of the Company in connection with its obligations to System Energy. In connection with the issuance of Rate Recovery Mortgage Bonds prior to January 1, 1993, the Company has also agreed to redeem any Rate Recovery Mortgage Bonds tendered by the holders thereof if (a) the Company's share of Grand Gulf 1 costs is increased in an amount that an independent arbiter deems material and such amount is not rejected in the Company's retail rates; (b) the Rate Order has been modified so as to impair the Company's ability to perform its obligations in respect of outstanding Rate Recovery Mortgage Bonds; or (c) a change in law or accounting principles adversely affects the recording as assets or recovery of deferred Grand Gulf 1 costs or the Company's financial condition or results of operations so as to materially impair the Company's ability to perform its obligations  in  respect  of outstanding Rate  Recovery  Mortgage
Bonds.

      The Company has also covenanted that, so long as any Rate Recovery Mortgage Bonds are outstanding, it will not (1) (except in the case of condemnation or other acquisition by a governmental entity or merger or consolidation with, or transfer of all or substantially all of its property as an entirety to, another corporation) in any calendar year dispose of any of its assets having an aggregate fair value in excess of $10 million, or (2) enter into any sale-leaseback transactions involving cash consideration of $1 million or more, unless the cash consideration for such transactions is used either to redeem outstanding First Mortgage Bonds, and, to the extent not required to be used for that purpose, to redeem outstanding G&R Bonds or to acquire or construct property subject to the lien of the G&R Mortgage. The redemption prices applicable for these purposes to each series of New Bonds will be included in the Prospectus Supplement relating to that series.

     Maintenance and Replacement Fund in First Mortgage. The New Bonds will not be subject to any maintenance or replacement provisions. However, the Company has covenanted to comply with the provisions of Sections 38 and 39(1) of the First Mortgage, which provisions relate to maintenance and replacement of property, but only so long as the First Mortgage remains outstanding. Such Section 39(1) provides that in addition to actual expenditures for maintenance and repairs, the Company is required to expend or deposit each year, for replacements and improvements in respect of mortgaged property, an amount equal to $2,050,000 plus 3% of net additions to mortgaged property made after December 31, 1943 and prior to the beginning of the year for which the calculation is made. Such requirement may be met by depositing cash under the First Mortgage or certifying gross property additions thereunder or by taking credit for First Mortgage Bonds and prior lien bonds retired. Any excess in such credits may be applied against future requirements. Such cash may be used to redeem or purchase First Mortgage Bonds or may be withdrawn against gross property additions under the First Mortgage or waiver of the right to issue First Mortgage Bonds.

     Redemption and Purchase of New Bonds.

      General.   The terms and conditions upon which a particular
series of New Bonds may be redeemed by the Company prior to maturity will be set forth in a Prospectus Supplement.

       Redemption of New Bonds at the Option of Holders. Notwithstanding any prohibition on redemption of New Bonds which may be set forth in a Prospectus Supplement, the holders of the New Bonds will have the right, at any time prior to maturity, to tender their New Bond to the Company for redemption in the limited circumstances and at the prices described below:

     (a) Although no present plans currently exist to merge or consolidate the Company and LP&L, the G&R Mortgage provides that, in the event of such a consolidation or merger, the new company formed thereby would have the option to offer to exchange all outstanding G&R Bonds, including the New Bonds, at stated redemption prices or to offer to exchange all outstanding G&R Bonds, including the New Bonds, for a like principal amount of the new company's first mortgage bonds with the same interest rates, interest payment dates, maturity dates and redemption provisions. If the new company makes such an offer to exchange, the holders of outstanding G&R Bonds, including the New Bonds, may, instead of receiving such first mortgage bonds, require the Company to redeem such G&R Bonds. The redemption prices applicable for these purposes to the New Bonds will be included in the Prospectus Supplement relating to that series.

     (b) If all or substantially all of the Company's property or a majority of its common stock is taken or acquired by a governmental authority, the Company is obligated, after any redemption of the First Mortgage Bonds required by the First Mortgage, to deposit the net proceeds of such transaction with the Trustee. The holders of all G&R Bonds then outstanding have the right to tender their G&R Bonds for redemption by the Company 60 days after notice of such deposit of proceeds, at a price equal to the principal amount thereof plus accrued interest to the date of redemption. The terms of the franchise ordinances pursuant to which the Company provides electric and gas service to the City of New Orleans state that the City has a continuing option to purchase the Company's gas and electric
     properties.   In  connection with the issuance  of  the  G&R
     Bonds after January 1, 1993, the Company has reserved the right, without the consent of the holders of any series of G&R Bonds created after January 1, 1993, including any holder of the New Bonds or subsequent series of G&R Bonds (either with the consent of the holders of G&R Bonds issued prior to January 1, 1993 or after all such bonds have been retired at the Company's direction), to eliminate this provision from the G&R Mortgage.

      Defaults and Notice Thereof. Defaults are defined in the G&R Mortgage as: (1) default in payment of principal; (2) default for 10 days in payment of interest; (3) certain events in bankruptcy, insolvency or reorganization events; (4) default in other covenants for 30 days after notice (unless the Company has in good faith commenced efforts to perform the covenant); (5) default under a supplemental indenture; and (6) the occurrence of a "Default" under the First Mortgage (defined as being default in payment of principal of First Mortgage Bonds, default for 60 days in payment of interest on or installments of funds for retirement of First Mortgage Bonds, certain defaults with respect to qualified lien bonds, certain events in bankruptcy, insolvency or reorganization, and default for 90 days after notice in other covenants). In connection with the issuance of G&R Bonds after January 1, 1993, the Company has reserved the right, without the consent of the holders of any series of G&R Bonds created after January 1, 1993, including the holders of the New Bonds or any subsequent series of G&R Bonds (either with the consent of the holders of G&R Bonds issued prior to January 1, 1993 or after all such bonds have been retired at the Company's direction), to modify this definition to provide that default for 30 days (rather than 10 days) in payment of interest and default in other convenants for 90 days (rather than 30 days) after notice constitutes default under the G&R Mortgage.

      The Trustee or the holders of 25% in aggregate principal amount of the G&R Bonds may declare the principal and interest due and payable on default, but a majority thereof may annul such declaration if such default has been cured. No holders of G&R Bonds may enforce the lien of the G&R Mortgage without giving the Trustees written notice of a default and unless the holders of 25% in aggregate principal amount of the G&R Bonds have requested the Trustees to act and offered them reasonable opportunity to act and indemnity satisfactory to them against the cost, expense and liabilities to be incurred thereby and the Trustees shall have failed to act. The holders of a majority of the G&R Bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Trustees or exercising any trust or power conferred on the Trustees. The Trustees are not required to risk their funds or incur personal liability if a reasonable ground exists for believing that repayment is not reasonably assured.

      The supplemental indentures relating to the Rate Recovery Mortgage Bonds issued prior to January 1, 1993 set forth additional events constituting "defaults" under the G&R Mortgage, including a default in the payment by the Company of more than $1,000,000 of other indebtedness when due. These additional defaults apply only so long as any Rate Recovery Mortgage Bonds are outstanding and may be waived by the holders of Rate Recovery Mortgage Bonds, without the consent of the holders of any other G&R Bonds, including the New Bonds.

      Evidence to be Furnished to the Trustee. Compliance with G&R Mortgage provisions is evidenced by written statements of officers of the Company or persons selected or paid by the
Company. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. The Company must give the Trustee an annual statement as to whether or not the Company has fulfilled its obligations under the G&R Mortgage throughout the preceding calendar year.

      Modification. The rights of holders of G&R Bonds may be modified with the consent of the holders of a majority of the G&R Bonds and, if less than all series of G&R Bonds are adversely affected, the consent of the holders of a majority of the G&R Bonds adversely affected (except with respect to amendments or waivers of certain provisions relating to outstanding Rate Recovery Mortgage Bonds, which generally require the consent of the holders of two-thirds of each series of Rate Recovery Mortgage Bonds affected and not of any other bonds). No modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the lien of the
G&R Mortgage or reducing the percentage required for modification, is effective against any holder of G&R Bonds, including the New Bonds, without such holder's consent.

      Book-Entry SystemG&R Bonds. Unless otherwise specified in the applicable Prospectus Supplement, the Depository Trust Company, New York, New York ("DTC"), will act as securities depository for the New Bonds. The New Bonds will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully-registered global certificates will be issued for the New Bonds representing the aggregate principal amount of such series of New Bonds, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the
National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of New Bonds within the DTC system must be made by or through Direct Participants, which will receive a credit for the New Bonds on DTC's records. The ownership interest of each actual purchaser of each New Bond (a "Beneficial Owner") will, in turn , be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interest in the New Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in New Bonds except in the event that use of the book-entry system for the New Bonds is discontinued.

      To facilitate subsequent transfers, all New Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the New
Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the securities of a particular series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the New Bonds. Under its usual procedures, DTC mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the New Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal, premium, if any, and interest payments on the New Bonds will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of DTC, the underwriters, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the Trustee. Disbursement of
such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

      DTC may discontinue providing its services as securities depository with respect to the New Bonds at any time by giving reasonable notice to the Company. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the New Bonds are required to be printed and delivered. In addition, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates for the New Bonds will be printed and delivered.

      The Company will not have any responsibility or obligation to Participants or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the New Bonds, or with respect to payments to or the providing of notice to the Direct Participants, the Indirect Participants or the Beneficial Owners.

      So  long as Cede & Co. is the registered owner of  the  New
Bonds, as nominee of DTC, references herein to Holders of the New
Bonds shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the New Bonds.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC. Neither the Company, the Trustee nor the underwriters, dealers or agents takes responsibility for the accuracy or completeness thereof.


               RATIOS OF EARNINGS TO FIXED CHARGES

      The Company has calculated ratios of earnings to fixed charges pursuant to Item 503 of Commission Regulation S-K as follows:

                              Twelve Months Ended
                    September 30,               December 31,
                       1995       1994    1993     1992     1991      1990
Ratio of Earnings
 to Fixed Charges(a)   2.19       1.91   4.68(b)   2.66    5.66(c)    2.73
_______________________

(a) "Earnings," as defined by Commission Regulation S-K, represent the aggregate of (1) net income, (2) taxes based on income, (3) investment tax credit adjustments--net and (4)
    fixed charges. "Fixed Charges" include interest (whether expensed or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

(b) Earnings for the twelve months ended December 31, 1993 include approximately $18 million related to the change in accounting principle to provide for the accrual of estimated unbilled revenues.

(c) Earnings for the twelve months ended December 31, 1991 include the effect of a settlement between the Company and the Council effective October 4, 1991, that permitted the Company to defer for future recovery, and record as an asset, $90 million of previously incurred but uncollected Grand Gulf l-related costs.


                      EXPERTS AND LEGALITY

      The Company's balance sheet as of December 31, 1994 and the statements of income, retained earnings, and cash flows and the related financial statement schedule for the year ended December 31, 1994, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements and the related financial statement schedule as of December 31, 1993 and for each of the two years in
the   period  ended  December  31,  1993,  incorporated  in  this
Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports dated February 11, 1994, which expressed an unqualified opinion and included an explanatory paragraph relating to the Company's change in methods of accounting for revenues, income taxes and post retirement benefits other than pensions, also incorporated by reference herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The legality of the New Bonds will be passed upon for the Company by Reid & Priest LLP, New York, New York and Laurence M. Hamric, General Attorney-Corporate and Securities of Entergy Services, Inc. and for any underwriters, dealers or agents by
Winthrop, Stimson, Putnam & Roberts, New York, New York. However, all legal matters pertaining to the organization of the Company, titles to property, franchises and the lien of the G&R Mortgage and all matters pertaining to Louisiana law will be passed upon only by Laurence M. Hamric, Esq.

      The statements as to matters of law and legal conclusions made under "Description of the New Bonds" have been reviewed by Laurence M. Hamric, Esq., and, except as to "Security," by Reid & Priest LLP, New York, New York, and are set forth herein in reliance upon the opinions of said counsel, respectively, and upon their authority as experts.

                      PLAN OF DISTRIBUTION

      The Company may sell the New Bonds as follows: (1) through one or more underwriters or dealers; (2) directly to a limited number of purchasers or to a single purchaser; (3) through one or more agents; or (4) through a combination of any such methods of sale. The Prospectus Supplement relating to a series of the New Bonds will set forth the terms of the offering of the New Bonds, including the name or names of any underwriters, dealers or agents, the purchase price of such New Bonds and the proceeds to the Company from such sale, any items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      If underwriters are used in the sale of the New Bonds, such New Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters with respect to a particular underwritten offering of New Bonds will be named in the applicable Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. In connection with the sale of New Bonds, the underwriters may receive compensation from the Company or from purchasers in the form of discounts, concessions or commissions. The underwriters will be, and any dealers participating in the distribution of the New Bonds may be, deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. The Company has agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. The underwriting agreement pursuant to which any New Bonds are to be sold will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the New Bonds if any are purchased; provided that the agreement between the Company and the underwriter providing for the sale of the New Bonds may provide that, under certain circumstances involving a default of one or more underwriters, less than all of the New Bonds may be purchased.

      New Bonds may be sold directly by the Company or through agents designated by the Company from time to time. The applicable Prospectus Supplement shall set forth the name of any agent involved in the offer or sale of the New Bonds in respect of which such Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase New Bonds from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the applicable Prospectus Supplement, and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.


                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
                                                         Each
                                            Initial    Additional
                                             Sale        Sale
  Filing fees_Securities and Exchange
  Commission:
   Registration Statement                 $ 22,414    $    -
  *Rating Agencies' fees                    27,000     21,000
  *Trustees' fees                            5,000      5,000
  *Fees of Company's Counsel                30,000     20,000
   *Fees of Entergy Services, Inc.          30,000     20,000
  *Accountants' fees                        25,000     20,000
  *Printing and engraving costs             18,000     18,000
  *Miscellaneous expenses (including        20,000     15,000
  blue-sky expense)
                                          --------   --------
       *Total Expenses                    $177,000   $119,000
                                          ========   ========
___________________
* Estimated

Item 15.  Indemnification of Directors and Officers.

      The Company has insurance covering its expenditures which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses. Directors and officers of the Company also have insurance which insures them against certain other liabilities and expenses. The corporation laws of Louisiana permit indemnification of directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and under the Company's Restatement of Articles of Incorporation, as amended, its officers and directors may generally be indemnified to the full extent of such laws.

Item 16.  List of Exhibits.*

      1     Form  of  Underwriting  Agreement(s)  for  the   New
            Bonds.

            Mortgage and Deed of Trust, as amended by five **4(a) Supplemental Indentures (filed, respectively, as exhibits and in the file numbers indicated: A-2(c) to Rule 24 Certificate in 70-7350 (Mortgage); A-5(b) to Rule 24 Certificate in 70-7350 (First); A-4(b) to Rule 24 Certificate in 70-7448 (Second); 4(b)4 to Form 10-K for year ended 1992 in 0-5807 (Third); 4(a) to Form 10-Q for the quarter ended September 30, 1993 in 0-5807 (Fourth); and 4(a) to Form 8-K dated April 26, 1995 in 0-5807 (Fifth).

 4(b) Form of additional Supplemental Indenture(s) for the New Bonds.

 5(a) Opinion of Laurence M. Hamric, Esq., counsel for the Company, as to the legality of the securities being registered.

            Opinion of Reid & Priest LLP, New York, counsel  for
5(b) the Company, as to the legality of the securities being registered.

**12 Computation of Ratios of Earnings to Fixed Charges (filed as Exhibit 12(e) to the Company's Annual
            Report on Form 10-K for the period ended December 31, 1994 and Exhibit 99(e) to the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, respectively, in 0-5807).

            Consent  of  Laurence M. Hamric, Esq.  (included  in
23(a)       Exhibit 5(a)).

            Consent  of  Reid & Priest LLP (included in  Exhibit
23(b)       5(b)).

            Consent   of   Coopers   &  Lybrand   L.L.P   (filed
23(c)       herewith).

            Consent of Deloitte & Touche LLP (filed herewith).
23(d)

    24      Power   of   Attorney   (See   signature   page   of
            Registration Statement.)

            Form  T-1 Statement of Eligibility and Qualification
25(a)       under  the  Trust Indenture Act of 1939 of  Bank  of
            Montreal Trust Company, Corporate Trustee.

            Form  T-2 Statement of Eligibility and Qualification
25(b)       under  the  Trust Indenture Act of 1939 of  Mark  F.
            McLaughlin, Co-Trustee.
___________________

* Reference is made to a duplicate list of exhibits being filed as a part of the Registration Statement, which list, in accordance with Item 102 of Regulation S-T of the Commission, immediately precedes the exhibits being physically filed with the Registration Statement.

*  Incorporated herein by reference as indicated.
*


Item 17.  Undertakings.

   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
   (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497h under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of
   expenses   incurred  or  paid  by  a  director,   officer   or
   controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on the 17th day of January, 1996.

                           NEW ORLEANS PUBLIC SERVICE INC.


                           By        /s/ Edwin Lupberger
                           Edwin Lupberger, Chairman of the Board,
                           Chief Executive Officer and Director

                           Date:     January 17, 1996

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

      Each director and/or officer of the registrant whose signature appears below hereby appoints William J. Regan, Jr., Laurence M. Hamric and Ann G. Roy, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such named person as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

      Signature                   Title                 Date

 /s/ Edwin Lupberger     Chairman of the Board,       January 17, 1996
   Edwin Lupberger       Chief Executive Officer
                              and Director
                          (Principal Executive
                                Officer)

                        Executive Vice President,     January 17, 1996
                         Chief Financial Officer             1996
  Gerald D. McInvale           and Director
                          (Principal Financial
                                Officer)

/s/ Louis E. Buck, Jr.  Vice President and Chief      January 17, 1996
  Louis E. Buck, Jr.       Accounting Officer
                          (Principal Accounting
                                Officer)

 /s/ John J. Cordaro            Director              January 17, 1996
   John J. Cordaro


 /s/ Jerry D. Jackson           Director              January 17, 1996
   Jerry D. Jackson


 /s/ Jerry L. Maulden           Director              January 17, 1996
   Jerry L. Maulden